As filed with the Securities and Exchange Commission on __________________, 2000
              Registration No. 333-______________________________

                    _______________________________________
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            _______________________

                                   FORM 11-K
   FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS AND SIMILAR PLANS
       PURSUANT OT SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 (X) ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                   For the plan year ended December 31, 1999
                                      Or
( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934
        For the transition period from ______________ to ______________
                            Commission File Number:
 Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    Wesley Jessen Puerto Rico Savings Plan

Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                        Wesley Jessen VisionCare, Inc.
                            333 East Howard Avenue
                       Des Plaines, Illinois 60018-5903
                         ____________________________

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Wesley Jessen (Puerto Rico), Inc as Plan Administrator with respect to the Wesley Jessen Puerto Rico Savings Plan, has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WESLEY JESSEN (PUERTO RICO), INC.



Date: July 26, 2000                     By:  /s/     Michael R. Southard
                                             --------------------------------
                                             Michael R. Southard
                                             Vice President, Human Resources